EXHIBIT (a)(1)(D)

CLEARONE COMMUNICATIONS, INC.

OFFER TO PURCHASE FOR CASH

UP TO 2,353,000 SHARES OF ITS COMMON STOCK
AT
A PURCHASE PRICE OF $4.25 PER SHARE

________________________________________________________________________________

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 6, 2006, UNLESS THE OFFER IS EXTENDED.
________________________________________________________________________________

November 6, 2006

To	Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

We are enclosing the material listed below relating to the offer of ClearOne Communications, Inc., a Utah corporation (the "Company"), to purchase up to 2,353,000 shares of its common stock, par value $.001 per share (such shares, together with associated common stock purchase rights, between the Company and American Stock Transfer & Trust Company as acting Rights Agent for purposes of the Offer, are hereinafter referred to as the "Shares"), at a price of $4.25 per Share (the "Purchase Price"), net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 6, 2006 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

The Company will, upon the terms and subject to the conditions of the Offer, purchase 2,353,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 2,353,000 Shares pursuant to the Offer.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  The Offer to Purchase;

2.  The Letter of Transmittal for your use and for the information of your clients;

3.  A letter to stockholders of the Company from Zeynep Hakimoglu, President and Chief Executive Officer;

4.  The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase);

5.  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer; and

6.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to United States federal income tax backup withholding.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 6, 2006, UNLESS THE OFFER IS EXTENDED.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the Offer to your customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in the Offer to Purchase, if more than 2,353,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially as of the close of business on November 3, 2006 and who continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER SHARES OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES
PURSUANT TO THE OFFER.

Any questions or requests for assistance may be directed to the Company at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be requested from the Company.

Very truly yours,

ClearOne Communications, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.